Exhibit 10.40

TERMINATION OF TRIPLE NET LEASE AND MUTUAL RELEASE AGREEMENT

THIS TERMINATION OF TRIPLE NET LEASE AND MUTUAL RELEASE AGREEMENT (this “Agreement”) is made and entered into effective as of this 4th day of November, 2020 (the “Effective Date”) by and between HP 2000DI, LLC, a Georgia limited liability company (“Landlord”) and BLACKBAUD, INC., a Delaware corporation (“Tenant”).

    RECITALS

A.    Landlord and Tenant are parties to that certain Triple Net Lease Agreement originally between Duck Pond Creek-SPE, LLC and Tenant dated as of October 1, 2008, as amended by that certain Lease Amendment and Remediation Agreement dated March 20, 2013, as further amended by that certain Second Amendment to Triple Net Lease Agreement dated June 27, 2013, and as assigned to Landlord by Duck Pond Creek – SPE, LLC, predecessor in interest to Landlord (as so amended and assigned, the “Lease”) for the Property located at 2000 Daniel Island Drive, Charleston, South Carolina, 29492 as more particularly described in the Lease (the “Leased Premises”).

B.    Tenant has subleased a portion of the Leased Premises consisting of approximately 16,633 rentable square feet (the “Subleased Premises”) to Cambridge International Systems, Inc. (the “Subtenant”) pursuant to that certain Sublease dated November __, 2018 (the “Sublease”).

C.    The parties hereby agree to modify the terms of the Lease upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into this Agreement as though fully set forth herein, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Termination. Subject to satisfaction of the Conditions (defined below), the term of the Lease with respect to the entire Leased Premises shall terminate effective as of 11:59 p.m. on December 31, 2020 (the "Termination Date"), except each party’s indemnity obligations under Section 12 of the Lease and any Landlord claims for indemnification under Section 23 of the Lease relating to the period of time prior to the Termination Date will survive the termination of the Lease. Landlord and Tenant each represent and warrant to the other that as of the Effective Date they have no actual knowledge of any current or potential claims under Section 12 or 23 of the Lease. Tenant hereby surrenders and relinquishes to Landlord, and Landlord hereby accepts, as of the Termination Date, all of Tenant's right, title and interest in and to the Leased Premises, together with all alterations, installations, changes, additions, fixtures and improvements in and to the Leased Premises (the “Remaining Property”); provided that Tenant may remove all of its personal property

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and equipment from the Leased Premises on or prior to the Termination Date, but shall have no obligation to do so. Tenant will have no obligation to restore the Leased Premises or remove Tenant’s furniture, cabling or other personal fixtures or personal property, notwithstanding Section 24 of the Lease. As of the Termination Date, Landlord will accept the Leased Premises, including the Remaining Property (to the extent left in or on the Property) and the Leased Premises, in as-is condition, except that Tenant shall remain obligated for any claims under Section 12 of the Lease, which shall survive termination of the Lease.

2.    Termination Fee. In consideration for Landlord terminating the Lease, following the satisfaction of the Conditions and Tenant’s surrender of the Leased Premises on the Termination Date, but no later than January 5, 2021, Tenant agrees to pay Landlord via check delivered to Landlord’s office at c/o Holder Properties, Inc., 3300 Cumberland Blvd., Suite 200, Atlanta, GA 30339 by overnight courier (either Federal Express or UPS) posted with/delivered to the courier no earlier than the Termination Date, a one-time termination fee equal to Fourteen Million Seven Hundred Fifty Nine Thousand Five Hundred and 00/100 Dollars ($14,759,500.00) (the “Termination Fee”). Notwithstanding the terms of Section 1 to the contrary, if Tenant fails to timely pay Landlord the Termination Fee or fails to deliver such payment pursuant to the express terms of the preceding sentence, Landlord may elect in writing to Tenant (without limiting any other remedies available to Landlord) to treat this Agreement as being null and void such that the Lease remains in full force and effect.

3.    Tenant Performance. Tenant will continue to pay Base Rent and Additional Rent under the Lease (including without limitation, all real estate taxes due for the 2020 calendar year under Section 4(b)(ii) of the Lease) and otherwise comply with the terms of the Lease through the Termination Date, except as provided in this Agreement. For avoidance of doubt, as of or prior to the Termination Date, Tenant will pay all amounts due Berkeley County, South Carolina (the “County”) for the 2020 calendar year or any prior calendar year under the FILOT Agreement (defined below).

4.    Signage. Landlord will remove all internal and external signage for the Leased Premises with Tenant’s name not later than ten (10) days after receipt of the Termination Payment.

5.    Conditions to Effectiveness. The effectiveness of this Agreement shall be subject to the following conditions precedent (the “Conditions”):

a) Landlord shall obtain written consent to the termination of the Lease in accordance with this Agreement from the lender holding a mortgage over the Leased Premises, Synovus Bank.
b) (i) Tenant and Subtenant shall agree in writing to a termination of the Sublease, in form and substance acceptable to Tenant, or (ii) Landlord and Subtenant shall enter into a lease for a portion of the Leased Premises, in form and substance acceptable to Landlord, which shall be terminable after the effective date by either Landlord or Subtenant upon not less than six (6) months’ notice and shall include a termination

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of the Sublease and a release from the Subtenant of all claims against Tenant (the “Direct Lease”).
c) Tenant has delivered to Landlord evidence that Tenant and Main Sail Beverage, LLC (“Main Sail”) have terminated the Sublease between Tenant and Main Sail with respect to the approximately 773 square feet of space in the Leased Premises more commonly referred to as Suite 110 (the “Main Sail Sublease”).

If any of Conditions (a), (b) or (c) above has not been satisfied by December 15, 2020 despite good faith, commercially reasonable efforts of the responsible party to do so, either Landlord or Tenant may terminate this Agreement by delivery of written notice to the other party and the Lease shall remain in full force and effect.

6.    Future Subtenant Rents Landlord shall pay to Tenant within thirty (30) days of receipt by Landlord an amount equal to fifty percent of any rents received (less operating expenses paid by Landlord in the form of an expense stop or base year concept in the Direct Lease and reimbursement for operating expenses or other expenses of Landlord) (“Base Rent”) from Subtenant or any affiliate of Subtenant under the Direct Lease or any other lease of space in the Premises with Subtenant or any affiliate of Subtenant for the period from the Termination Date through September 30, 2023 up to a maximum amount of Five Hundred Seventy One Thousand Eight Hundred Seventy Seven and 00/100 Dollars ($571,877.00) (the “Reimbursement Cap”). If the Direct Lease includes funds from Landlord for upfits to the leased space (either by allowance or by a tenant build-out of the leased space completed by Landlord or its affiliate and including any leasing commissions) (the “Upfit Funds”), the amount paid to Tenant under the preceding sentence will be further limited to the lesser of (i) fifty percent of the Base Rents less the Upfit Funds amortized over the term of the Direct Lease on a straight-lined basis (provided the amortized portion of Upfit Funds deducted from Base Rents is limited to a maximum of 30% of such Base Rents), or (ii) fifty percent of the current Sublease Base Rent under the Sublease. Notwithstanding the foregoing, if Landlord elects to terminate the Direct Lease pursuant to an express termination right under the Direct Lease (other than a termination right triggered by a default by Subtenant (or an affiliate of Tenant)), within thirty (30) days after the effective date of such termination Landlord shall pay Tenant an amount equal to the difference of the Reimbursement Cap and the aggregate of all amounts paid to Tenant prior to such date pursuant to the terms of this Section 6.

7.    Personal Property. As of the Termination Date, Tenant agrees to convey the Remaining Property and any personal property of Tenant remaining in the Leased Premises to Landlord pursuant to that Bill of Sale attached as Exhibit A hereto.

8.    FILOT. As of the Termination Date, Tenant agrees to assign its interest in that certain Fee In Lieu of Tax Agreement dated as of June 1, 2001 with Berkeley County, South Carolina and other parties (the “FILOT Agreement”) pursuant to an Assignment in the form attached as Exhibit B attached hereto.

9.    Service Contracts. Tenant shall terminate any service contracts for the Leased Premises that it is party to prior to the Termination Date. The Property Management Agreement for the Property with Holder Properties, Inc. will terminate as of the Termination Date, with

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personnel reassigned to other properties of Tenant in form acceptable to Tenant and Holder Properties, Inc.

10.    Mutual Release.

a.As a material inducement for Landlord to enter into this Agreement, Tenant, for itself and its related and affiliated entities, officers, directors, employees and agents, successors and assigns, does fully, finally, irrevocably, and unconditionally release, acquit, and forever discharge Landlord and its related and affiliated entities (including, without limitation, Holder Properties, Inc.), attorneys, managers, members, officers, directors, employees and agents, lenders, successors, and assigns of and from any and all present and future, known and unknown, foreseeable or unforeseeable claims, liabilities, obligations, promises, damages, causes of action, rights, demands, costs, lawsuits, debts, and expenses, of any kind or nature whatsoever, whether in law or in equity (“Claims”) arising out of or relating to the Lease but excluding any Claims related to Landlord’s obligations under Section 12 of the Lease to indemnify Tenant.
b. As a material inducement for Tenant to enter into this Agreement, Landlord, for itself and its related and affiliated entities (including, without limitation, Holder Properties, Inc.), officers, directors, employees, and agents, successors and assigns, does fully, finally, irrevocably and unconditionally release, acquit and forever discharge Tenant and its related and affiliated entities, attorneys, managers, members, officers, directors, employees, and agents, lenders, successors and assigns of and from any and all Claims arising out of or relating to the Lease, but excluding any Claims related to Tenants obligations under Sections 12 or 23 of the Lease to indemnify Landlord.
c. The parties agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release and covenant not to sue as to the Claims released. In no event, however, shall this Section be read as a release by either party of any obligations under this Agreement or other matters not arising out of or relating to the Lease.
11.    Memorandum of Lease; Easements. As of the Termination Date, Tenant agrees to terminate, at Tenant’s cost, the recorded memorandum of the Lease and any and all rights Tenant may have in and to the Existing Easement and the Access and Parking Easement pursuant to that Termination of Memorandum of Lease Agreement and Easement Agreement attached as Exhibit C hereto.

12.    Miscellaneous. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning ascribed to them in the Lease.  Except as specifically modified herein, all of the covenants, conditions, and obligations under the Lease shall remain unchanged and in full force and effect. In the event of a conflict between the terms of the Lease and this Agreement, the terms of this Agreement shall prevail. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.  This Agreement may be executed in one or more counterparts each of which when so executed

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and delivered shall constitute an original, but together said counterparts shall constitute one and the same instrument.  Execution copies of this Agreement may be delivered by scanned signatures via electronic mail, and the parties hereto agree to accept and be bound by such scanned signatures hereto. Each party shall pay their own expenses relating to the termination of the Lease and this Agreement. Tenant represents to Landlord that (i) Tenant has neither assigned this Lease nor any claim Tenant may have under the Lease, either outright or as security for any indebtedness, to any third party, and (iii) Tenant has not subleased all or any portion of the Leased Premises, except for the Sublease and the Main Sail Sublease. In the event a dispute arises between the parties with respect to this Agreement, the parties agree that the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees, costs and expenses arising from and after the date of this Agreement incurred by the prevailing party in connection with the enforcement or interpretation of rights under this Agreement.

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in WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Tenant:		LANDLORD:

BLACKBAUD, INC.		HP 2000DI, LLC

By:	/s/ Jon W. Olson	By:	/s/ John R. Holder
Name:	Jon W. Olson	Name:	John R. Holder
Its:	Sr. Vice President & General Counsel	Its:	President

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EXHIBIT A

BILL OF SALE
THIS BILL OF SALE (“Bill of Sale”) is made as of the ________ day of ______________ 2020 (“Effective Date”) by BLACKBAUD, INC. (“Seller”), in favor of HP 2000DI, LLC a Georgia limited liability company (“Buyer”).
RECITALS
A.    Seller is the owner of the personal property described in Exhibit “A” attached hereto and incorporated herein by this reference (the “Personal Property”).
B.    Seller desires to convey the Personal Property to Buyer as set forth below.
AGREEMENT
    NOW THEREFORE, in consideration of certain good and valuable consideration the receipt and sufficiency of which is acknowledged, Seller hereby agrees as follows:

1.    Conveyance. Seller hereby sells and transfers to Buyer all of its right, title, interest and possession in and to the Personal Property as of the date hereof without representation or warranty and in “as-is” condition.

    IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the Effective Date.
BLACKBAUD, INC.

By:    ________________________
Name:    ________________________
Title:    ________________________

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EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF FILOT AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF FILOT AGREEMENT (this “Assignment Agreement”) is made and entered into as of the day of         , 2020 (the “Effective Date”), by and between Blackbaud, Inc., a Delaware corporation (“Assignor”), and HP 2000DI, LLC, a Georgia limited liability company (“Assignee”),.

W I T N E S S E T H:

WHEREAS, Assignor is party to that certain Fee In Lieu of Tax Agreement dated as of June 1, 2001, by and among Berkeley County, South Carolina (the “County”), Assignor, Duck Pond Creek, LLC, Three Lions, LLC, DI Partners, L.L.C., and Fairchild Street, LLC, as amended and assigned by that certain Partial Assignment and Assumption of Fee Agreement between Duck Pond Creek-SPE, LLC, successor to Duck Pond Creek, LLC, and Assignee dated as of April 12, 2019 (as amended, restated, supplemented, modified and assigned, the “FILOT Agreement”), a true and correct copy of which is attached as Exhibit A hereto and incorporated herein by reference; and

WHEREAS, as of the Effective Date, Assignor has conveyed to Assignee its portion of the Project (as defined in the FILOT Agreement); and

WHEREAS, Assignor desires to assign to Assignee all of its obligations, rights, title and interest in and to the FILOT Agreement, and Assignee desires to assume all obligations, rights, title and interest of Assignor thereunder; and

WHEREAS, Assignee is a Project Sponsor (as defined in the FILOT Agreement), and the County has therefore consented to the transactions contemplated by this Assignment Agreement pursuant to Section 8.01 of the FILOT Agreement.

NOW, THEREFORE, in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Assignment and Assumption of FILOT Agreement. Assignor does hereby sell, assign, transfer and set over to Assignee all of Assignor’s right, title, interest and obligations under the FILOT Agreement, and Assignee hereby accepts such assignment and assumes all of Assignor’s duties and obligations under the FILOT Agreement (“Assignment and Assumption of FILOT Agreement”).
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2.    Mutual Indemnities. Assignor agrees to indemnify, defend and hold Assignee, its affiliates, successors and assigns, harmless from and against any and all claims, actions, charges, fees and expenses (including, without limitation, reasonable attorneys’ fees and court costs) and liabilities that result directly from the failure of Assignor to perform its obligations under, or to observe the covenants and conditions in, the FILOT Agreement, provided that any such obligation accrued and that such failure occurred prior to the Effective Date. Assignee agrees to indemnify, defend and hold Assignor, its affiliates, successors and assigns, harmless from and against any and all claims, actions, charges, fees and expenses (including, without limitation, reasonable attorneys’ fees and court costs) and liabilities that: (a) result directly from the failure of Assignee to perform its obligations under, or to observe the covenants and conditions in, the FILOT Agreement, provided that any such obligation accrued and that such failure occurred on or after the Effective Date; or (b) arise from any modification or amendment to or assignment of the FILOT Agreement on or after the Effective Date.

3.    Representations and Warranties by Assignor. To the best of Assignor’s actual knowledge, neither the Assignor nor its portion of the Project is in default under the FILOT Agreement, and all requirements of Assignor under the FILOT Agreement have been satisfied as of the Effective Date.

4.    Notices. From and after the Effective Date, all notices to be delivered to Assignor pursuant to the FILOT Agreement shall also be delivered to Assignee at the following addresses:

HP 2000DI, LLC
________________________________________

5.    Amendment. This Assignment Agreement may be amended, modified or supplemented, and any provision hereof may be waived, only by written agreement of the parties hereto.

6.    Governing Law. This Assignment Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of South Carolina.

7.    Successors and Assigns. This Assignment Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns. This Assignment Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Assignment Agreement.
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8.    No Third Party Beneficiary Rights. There are no third party beneficiaries to this Assignment Agreement, and no third party may invoke any provision hereof in its defense or in advancing any grievance or position as against any other person or entity.

9.    Counterparts. This Assignment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become binding when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment Agreement to be executed as of the Effective Date.

ASSIGNOR:

Blackbaud, Inc., a Delaware corporation

By:     Name: Jon Olson
Title: Vice President and Secretary

[signatures continue on following page]

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ASSIGNEE:

HP 2000DI, LLC, a Georgia limited liability company

By:     Name: John R. Holder
Title: President

[end of signatures]

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Exhibit A to Assignment and Assumption of FILOT
Agreement Copy of FILOT Agreement

[to be attached]

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EXHIBIT C

TERMINATION OF MEMORANDUM OF LEASE AND EASEMENT

STATE OF SOUTH CAROLINA ) ) COUNTY OF BERKELEY )	TERMINATION OF MEMORANDUM OF LEASE AGREEMENT AND EASEMENT AGREEMENT (Book 2995 at Page 756) (Book 1769 at Page 1) (Book 1816, at Page 268)

THIS TERMINATION OF MEMORANDUM OF LEASE AGREEMENT (this “Termination”) is effective as of December 31, 2020 (“Termination Date”) between HP 2000DI, LLC, a Georgia limited liability company (“Landlord”), and Blackbaud, Inc., a Delaware corporation (“Tenant”).
WHEREAS, Duck Pond Creek-SPE, LLC (“Original Landlord”) as landlord, and Tenant, as tenant entered into that certain Lease Agreement dated October 1, 2008, as amended by that certain Lease Amendment and Remediation Agreement dated March 20, 2013, as further amended by that certain Second Amendment to Triple Net Lease Agreement dated June 27, 2013, and as assigned to Landlord by Duck Pond Creek – SPE, LLC, predecessor in interest to Landlord (the “Lease”)., as evidenced by that certain Memorandum of Lease dated April 12, 2019, and recorded in the Berkeley County ROD Office on April 12, 2019 in Book 2995, Page 756 (the “Memorandum of Lease”).
WHEREAS, Original Landlord also granted to Tenant, as tenant under the Lease, certain easement and other use rights over adjacent property of Original Landlord pursuant to that certain Declaration of Access and Parking Easement dated October 18, 1999, recorded in the Berkeley County ROD Office on October 18, 1999 in Book 1769, Page 1, and re-recorded in the Berkeley County ROD Office on December 22, 2019 in Book 1816, Page 268 (the “Easement Agreement”).

WHEREAS, the Lease has been terminated by mutual agreement of Landlord and Tenant effective as of December 31, 2020.

WHEREAS, the parties have executed and delivered this Termination for the purpose of memorializing of record the termination of the Lease, the Memorandum of Lease, and the Easement Agreement.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:
1.    Termination. Landlord and Tenant agree and acknowledge that the Lease has terminated in its entirety and in confirmation thereof execute this Termination to terminate the Lease and release the same of record. The Lease and the Memorandum of Lease are of no further force or effect. Tenant also acknowledges and agrees that it has no further rights or benefits under the Easement Agreement.
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2.    Counterparts. If this Termination is signed in counterparts, then all of them together constitute one instrument.
[signature pages follow]

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Landlord and Tenant have executed this Termination as of the Termination Date.

Witnesses:    HP 2000DI, LLC, a Georgia limited liability company

____________________    _______________________________________
    By: John R. Holder
    Its: President
____________________

STATE OF _______________            )
)        ACKNOWLEDGMENT
COUNTY OF ______________        )

    The foregoing instrument was acknowledged before me this _____ day of December, 2020, by John R. Holder, President of HP 2000DI, LLC, a Georgia limited liability company on behalf of such limited liability company.

                    Notary Public for ______________
                    My Commission Expires:

Additional Signature Page to Follow.

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Signature Page – Termination of Memorandum of Lease Agreement and Easement Agreement

Witnesses:    Blackbaud, Inc., a Delaware corporation
    _______________________________________
____________________    By: Jon W. Olson
    Its: Vice President and Secretary
____________________

STATE OF SOUTH CAROLINA        )
)        ACKNOWLEDGMENT
COUNTY OF BERKELEY            )

    The foregoing instrument was acknowledged before me this _____ day of December 2020, by Jon W. Olson, the Vice President and Secretary of Blackbaud, Inc., a Delaware corporation on behalf of such limited liability company.

                    Notary Public for ______________
                    My Commission Expires:

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